EXHIBIT 99.1

Repros Receives Official FDA Minutes From Type C Meeting Held on 12/13/11 Confirming Path Forward for Androxal(R)

THE WOODLANDS, Texas, Dec. 27, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced the Company has received the official FDA minutes from its recent Type C meeting held with the joint divisions of urologic (DRUP) and endocrinologic (DMEP) products. The Company believes the meeting and minutes will help it set the path forward for Androxal. As part of the request for the meeting, Repros asked three questions. The first two dealt with whether or not either the Endocrine or Urology Division would allow the normalization of testicular testosterone synthesis as the only primary endpoint needed for approval. In the third question Repros asked if it was appropriate for both divisions to review the dossier.

Both divisions concurred that a clinically meaningful outcome other than testosterone would be required for approval, and if the drug were to be reviewed in the Endocrine Division, metabolic outcomes would be required as for any other drug intended to improve glycemic indices.

In the meeting minutes the FDA noted, "DRUP reminded the Sponsor of the pathway provided at prior meetings for the treatment of hypogonadism while preserving semen quality." The minutes further state, "The Sponsor agreed to proceed with a path forward within DRUP. The Sponsor stated that they have data from some of their completed studies and will submit it to DRUP for review. The Sponsor also stated that they are planning to submit a Type B meeting request early next year."

Joseph S. Podolski, President and CEO of Repros Therapeutics, commented, "We are appreciative of the FDA's efforts and willingness to allow the joint meeting. We understand their position and we look forward to submitting the final clinical study reports for ZA-203 and ZA-204 to the Division of Reproductive and Urologic Products (DRUP) late in February to support a Type B meeting in March or April with the goal of reaching agreement for the Androxal Phase 3 study design."

About Androxal

Androxal is an oral therapy that acts at the level of the hypothalamic-pituitary axis to restore the ability of the organ system to respond to low production of testosterone by the testes. Androxal blocks the negative feedback of estrogen and allows for increased production of important pituitary hormones that drive spermatogenesis and synthesis of testosterone by the testes. Testosterone replacement suppresses pituitary secretions resulting in shutdown of testicular function. This shutdown results in suppression of spermatogenesis in some men as evidenced by the results from the ZA-203 study.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal program along with its other current and potential development programs including Proellex®, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer